Exhibit 10.2

SINCLAIR BROADCAST GROUP, INC.
RESTRICTED STOCK AWARD AGREEMENT (PERFORMANCE-BASED VESTING)
Restricted Stock Agreement (Performance-based Vesting) between Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), and the eligible employee to whom Restricted Stock is being granted pursuant hereto (“Recipient”).
RECITALS
WHEREAS, the Company has adopted the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the “Plan”) to reward certain key individuals for making major contributions to the Company and its subsidiaries by enabling them to acquire shares of Class A Common Stock, par value $.01 per share (“Common Stock”), of the Company;
WHEREAS, Recipient is employed by the Company in an important capacity and has made a major contribution to the Company; and
WHEREAS, the Company desires to award to Recipient shares of Common Stock of the Company, subject to the restrictions set forth in this Agreement. The parties hereto desire to enter into this Agreement in order to set forth the terms of the Restricted Stock grant. Accordingly, the parties hereto agree as follows:
AGREEMENTS
1.Award of Shares Subject to Restrictions. On February 28, 2018, the Company shall award to Recipient, and Recipient shall acknowledge the award by the Company, of the number of shares of Common Stock (the “Restricted Stock”) which shall equal $2,000,000 divided by the Company’s closing stock price on February 28, 2018. The date of the award of the Restricted Stock shall for all purposes be the “Grant Date”.
2.Restrictions. Except as otherwise provided in Section 4 or 5 of this Agreement, the restrictions set forth in this Agreement with respect to (a) 50% of the shares of Restricted Stock shall lapse and such shares shall fully vest if Recipient remains in continuous service through the first anniversary of the Grant Date and (b) the remaining 50% of the shares of Restricted Stock shall lapse and such shares shall fully vest if Recipient remains in continuous service through the second anniversary of the Grant Date; provided, however, that, in each case, the Company attains the Performance Goal for the Performance Period (as such terms are defined below) as set forth in Section 3 below. For the avoidance of doubt, if the Performance Goal is not satisfied, the shares of Restricted Stock shall be forfeited in their entirety.
3.Performance Goal. The restrictions with respect to the Restricted Stock shall lapse if the Company attains 25% of budgeted EBITDA (the “Performance Goal”) for the period beginning on January 1, 2018 and ending on December 31, 2018 (the “Performance Period”). For purposes of this Agreement, “EBITDA” means earnings before interest, tax, depreciation, and amortization expense. Following the end of the Performance Period, the Company shall review the extent of the achievement of the Performance Goal and shall certify in writing such achievement.
4.Termination of Employment.
(a)Shares of Restricted Stock with respect to which the restrictions set forth in Sections 2 and 3 of this Agreement have not yet lapsed shall be forfeited on the date of termination of Recipient’s employment with the Company if Recipient’s employment with the Company is terminated for any reason other than death, “Disability” (as defined below), termination by the Company without “Cause” (as defined below) or termination by Recipient for “Good Reason” (as defined below), before the date on which the restrictions on the shares of Restricted Stock lapse. Shares of Restricted Stock with respect to which the restrictions set forth in Sections 2 and 3 of this Agreement have not yet lapsed shall vest in full immediately on the date of termination of Recipient’s employment with the Company if Recipient’s employment with the Company is terminated for reasons of Recipient’s death, Disability, termination by the Company without Cause or termination by Recipient for Good Reason before the date on which the restrictions on the shares of Restricted Stock lapse.
(b)For purposes of this Agreement, the term “Disability” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean Recipient’s inability, whether mental or physical, to perform the normal duties of Recipient’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such disability shall be the day next following such ninetieth (90th) day. If the Company and Recipient are unable to agree as to whether Recipient is disabled, the question will be decided by a physician to be paid by the Company and designated by the Company, subject to the approval of Recipient (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.
(c)For the purposes of this Agreement, the term “Cause” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean any of the following: (i) the wrongful appropriation for Recipient’s own use or benefit of property or money entrusted to Recipient by the Company or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a crime involving moral turpitude, (iii) Recipient’s continued willful disregard of Recipient’s duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Recipient’s continued violation of the Company policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Recipient which is reasonably likely (in the opinion of the Company’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by the Company or programmed, directly or indirectly, by the Company, or (vi) the continued insubordination of Recipient and/or Recipient’s repeated failure to follow the reasonable directives of Recipient’s supervisor or the Company’s Board of Directors after written notice of such insubordination or the failure to follow such reasonable directives.
(d)For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean any of the following without Recipient’s consent: (i) a more than five percent (5.0%) reduction in Recipient’s compensation (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of the Company and its subsidiaries), (ii) the relocation of Recipient’s principal place of employment more than twenty (20) miles from its present location or, (iii) a material reduction in the duties of Recipient or a materially adverse change in Recipient’s working conditions; provided, that, in each case, (A) Recipient shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within ninety (90) days following the first occurrence of such circumstances, (B) the Company shall have thirty (30) days following receipt of such notice to cure such circumstances and (C) if the Company has not cured such circumstances within such thirty (30)-day period, Recipient shall terminate his or her employment not later than sixty (60) days after the end of such thirty (30) -day period.

5.Change in Control. Notwithstanding the provisions in Sections 2, 3 and 4 set forth above, shares of Restricted Stock with respect to which the restrictions have not yet lapsed shall immediately vest in full in the event of the dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a transaction in which another individual or entity becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company.
6.Relationship to Plan. The award of Restricted Stock is issued in accordance with and subject to all of the terms, conditions and provisions of the Plan, as amended from time to time, and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein or otherwise stated, capitalized terms shall have the same meanings ascribed to them under the Plan.
7.No Rights as Stockholder. Recipient shall not have any rights as a stockholder of the Company with respect to any of the shares of Restricted Stock until the restrictions on such shares of Restricted Stock have lapsed. Notwithstanding the foregoing, Recipient shall have the right to receive any dividends or other distributions paid with respect to such shares of Restricted Stock on a current basis. Recipient shall not voluntarily or involuntarily transfer, sell, pledge, assign, give, hypothecate, encumber or otherwise dispose of (“transfer”) any shares of Restricted Stock until the restrictions on such shares lapse in accordance with Sections 2 and 3 of this Agreement. If any transfer or attempted transfer of any shares of Restricted Stock is made or occurs before the restrictions on the particular shares lapse in accordance with Sections 2 and 3, then those shares of Restricted Stock shall be immediately forfeited and surrendered to the Company.
8.No Right to Employment. The award of shares of Restricted Stock pursuant to this Agreement shall not confer on Recipient any right to continue in the service of the Company or any of its subsidiaries or affect the right of the Company or any subsidiary to terminate Recipient’s employment at any time; and nothing contained in this Agreement shall be deemed a waiver or modification of any provision contained in any agreement between Recipient and the Company or any parent or subsidiary thereof. This Agreement shall not affect the right of the Company or any parent or subsidiary thereof to reclassify, recapitalize, or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.
9.Withholding for Tax Purposes. At the election of Recipient made through an online election process established by, or on behalf of the Company, either (a) Common Stock transferable to Recipient hereunder shall be reduced by any amount or amounts which the Company is required to withhold but not in excess of the maximum statutory withholding rate requirements under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement (“Withholding”) or (b) Recipient shall pay to the Company in immediately available funds the amount of such Withholding; provided, if Recipient does not make such election prior to the time that such Withholding would be required, Recipient shall be deemed to have elected the action under clause (a) of this Section 9. Such reductions shall occur, and Withholding shall be applicable, at the times restrictions on the Restricted Shares lapse in accordance with Sections 2 and 3 of this Agreement and, in order to facilitate withholding by the Company at such times, Recipient shall make no election under Section 83(b) of the Code. The provisions of this Section 9 shall apply to any Restricted Stock Award Agreement entered into by the Company and Recipient prior to the date hereof, shall replace Section 9 in any such prior agreements and this Agreement shall serve as an amendment to any such prior agreement to such extent. An online election made by Recipient pursuant to this Section 9 shall remain in effect with respect to all Restricted Stock held by Recipient until such time, as any, that Recipient utilizes the online election process to make an alternative election.
10.Restrictive Legend. Any certificates issued for the shares with respect to which the restrictions set forth in Sections 2 and 3 have not lapsed shall be inscribed with the following label:
“The shares of stock evidenced by this certificate are subject to the terms and restrictions of a Restricted Stock Award Agreement (Performance-based Vesting). They are subject to forfeiture under the terms of that Agreement if they are transferred, sold, pledged, given, hypothecated, or otherwise disposed of before the restrictions on such shares lapse as provided in such agreement. A copy of that agreement is available from the Secretary of the Company upon request.”
11.Removal of Restrictive Legend. When the restrictions on any shares for which certificates have been issued lapse, the Company shall cause a replacement stock certificate for those shares, without the legend referred to in Section 10, to be issued as soon as practicable.
12.Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date that it is personally delivered, or, whether actually received or not, on the third (3rd) business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to Recipient at the address listed from time to time in the personnel records of the Company or its affiliates, and to the Company as follows:
Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attention: General Counsel
13.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely in Maryland.
14.Recoupment/Clawback. The shares of Restricted Stock may be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement, as may be established or amended from time to time.
15.Acceptance. This Agreement may be accepted and agreed to by Recipient by means of an electronic indication of agreement. Recipient agrees that the electronic acceptance of this Agreement is intended to have the same force and effect as if this Agreement were physically signed.
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IN WITNESS WHEREOF, the Company and Recipient have caused this Agreement to be executed as of the date first above written.

WITNESS:                        SINCLAIR BROADCAST GROUP, INC.

________________________________    By:    _____________________________ (SEAL)
Name:    Lucy A. Rutishauser
Title:    Senior Vice President and Chief Financial Officer

________________________________        ____________________________ (SEAL)
David D. Smith